Exhibit 10.1

Alico, Inc. 2011 Long-Term Incentive Program

1. Program. The terms and conditions set forth in these resolutions for the award of restricted common stock of the Company to certain key executive officers will be known as the Alico, Inc. 2011 Long-Term Incentive Program (the “Program”) when approved by the Board pursuant to Article VIII of the Alico, Inc. 2008 Incentive Equity Plan.

2 Participants. Eligible participants in the Program (“Participants”) will be key executive officers identified by the Board (which include the Chief Operating Officer, the Chief Financial Officer, the Treasury Manager and the President of Alico Land Development, Inc., but does not include the Chief Executive Officer.)

3. Contingent Awards of Restricted Stock. Participants in the Program will be eligible to receive awards of restricted common stock of the Company if the Performance Criteria or Partial Performance Criteria (each as defined below) are achieved. The restricted common stock will be subject to vesting restrictions as specified below. No restricted common stock will be awarded under the Program unless the Performance Criteria or Partial Performance Criteria are achieved during the five year period following the Award Date (the “Performance Period”) as specified in paragraphs 4 and 5 below. Each Participant will be required to sign an Award Agreement with the Company setting forth the terms of the Award and stating that the Participant’s employment by the Company will be “at will” and that neither the Award nor the Award Agreement shall constitute an assurance of continued employment.

4. Number of Shares. The number of shares of restricted common stock subject to award to each respective Participant (the “Award Level”) shall be equal to the product of (i) the percentage of base salary represented by the annualized value of long term incentive compensation which ranks at the 75 th percentile (with the 100th percentile being ranked highest) for the comparable executive officer of peer group companies (determined from a survey provided by a compensation consultant and approved by the Board);   multiplied by (ii) the median base salary of the comparable executive officer at peer group companies; and multiplied by (iii) three (to reflect a 3-year compensation period under the Program); divided by (iv) $25.15 (the “Base Stock Price”) [based on the 20 Day Weighted Average Closing Price of the Company’s common stock ending on May 26, 2011 (the “Award Date”)].

5. Performance Criteria. The Performance Criteria shall be deemed to have been achieved if, at any time during the Performance Period, the weighted average of the closing prices of Alico common stock over the most recent 20 consecutive trading day period (the “20 Day Weighted Average Closing Price”) exceeds (i) 200% of the Base Stock Price at any time during the three year period commencing on the Award Date, or (ii) 214% of the Base Stock Price during the one year period commencing on the third anniversary of the Award Date and ending on the fourth anniversary of the Award Date, or (iii) 228% of the Base Stock Price at any time during the one year period commencing on the fourth anniversary of the Award Date and ending on the fifth anniversary of the Award Date (in each case, the “Target Average Stock Price”). If the 20 Day Weighted Average Closing Price equals or exceeds 100% of the applicable Target Average Stock Price on any day during the Performance Period, Participants will be awarded, subject to vesting, 100% of their respective Award Levels.

6. Partial Performance Criteria. If the Performance Criteria are not achieved during the Performance Period but at any time during the Performance Period, the 20 Day Weighted Average Closing Price exceeded 90% of the applicable Target Average Stock Price, then fifty percent (50%) of the Award Level for each respective Participant shall be awarded, subject to vesting, at the end of the Performance Period (“Partial Performance”).

7. Adjustment for Dividends. The Target Average Stock Price shall be reduced, on a dollar for dollar basis, by the per share amount equal to the aggregate amount of all cash dividends paid, and by the fair market value of all property distributed, if any, to the Company’s shareholders during the Performance Period.

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8. Vesting of Shares. Shares of restricted common stock awarded to Participants pursuant to the Program shall vest and shall be issued and delivered to Participants by the Company as follows:

a. A number of shares of restricted common stock of the Company equal to Fifty Percent (50%) of the Award Level shall immediately vest on achievement of 100% of the Performance Criteria (the “Achievement Date”), provided the Participant remains employed by the Company in an executive position through such date, and such shares shall be promptly issued and delivered by the Company to Participant. In the case of Partial Performance, a number of shares of restricted common stock of the Company equal to Twenty-Five Percent (25%) of the Award Level shall vest on the last day of the Performance Period (which shall be deemed the “Partial Performance Achievement Date” in the case of Partial Performance) and such shares shall be promptly issued and delivered by the Company to the Participant.

b. A number of shares of restricted common stock of the Company equal to Twenty-Five Percent (25%) of the Award Level shall vest on the first anniversary of the Achievement Date (in the case of achievement of 100% of the Performance Criteria), provided the Participant remains employed by the Company in an executive position through such date. In the case of Partial Performance, a number of shares of restricted common stock of the Company equal to Twelve and One-Half Percent (12.5%) of the Award Level shall vest on the first anniversary of the Partial Performance Achievement Date, provided the Participant remains employed by the Company in an executive position through such date.

c. A number of shares of restricted common stock of the Company equal to Twenty-Five Percent (25%) of the Award Level shall vest on the second anniversary of the Achievement Date, provided the Participant remains employed by the Company in an executive position through such date. In the case of Partial Performance, a number of shares of restricted common stock of the Company equal to Twelve and One-Half Percent (12.5%) of the Award Level shall vest on the second anniversary of the Partial Performance Achievement Date, provided the Participant remains employed by the Company in an executive position through such date.

d. No rights of stock ownership, including voting and receiving dividends, will be exercisable, accrue or be payable to the awardee until the shares of restricted common stock become vested in accordance with this Section 7, with the exception of total liquidation or sale of the Company. In the event of total liquidation or sale of the Company, all shares awarded but unvested will become fully vested provided the awardee remains employed by the Company through such liquidation or sale.

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